BB&T Corporation
Corporate Communications 2400 Reynolda Road Winston-Salem, N.C. 27106

April 18, 2018

FOR IMMEDIATE RELEASE

Contacts:

Richard Baytosh Senior Vice President BB&T Investor Relations (336) 733-0732 RBaytosh@BBandT.com	Brian Davis Senior Vice President BB&T Corporate Communications Contact via email

BB&T announces FRB termination of AML-related consent order

WINSTON-SALEM, N.C. – BB&T Corporation (NYSE: BBT) today announced the Board of Governors of the Federal Reserve System has terminated its Cease and Desist Order with BB&T Corporation related to BB&T’s anti-money laundering (AML) program. No money laundering activity was identified and no financial penalty was levied in relation to this order.

“We are very pleased with the Fed’s announcement,” said BB&T Chairman and Chief Executive Officer Kelly S. King. “Since 2016, our highly experienced AML team has worked tirelessly to ensure our BSA/AML program meets and exceeds all required standards. Their efforts, along with our significant investments in technology and process improvements, have positioned us well for the future.”

In June 2018, BB&T announced that the Federal Deposit Insurance Corporation and the North Carolina Office of the Commissioner of Banks terminated their joint consent order with Branch Banking and Trust Company, similarly related to the bank’s AML program.

About BB&T

BB&T is one of the largest financial services holding companies in the U.S. with $227.7 billion in assets and market capitalization of approximately $35.6 billion as of March 31, 2019. Building on a long tradition of excellence in community banking, BB&T offers a wide range of financial services including retail and commercial banking, investments, insurance, wealth management, asset management, mortgage, corporate banking, capital markets and specialized lending. Based in Winston-Salem, N.C., BB&T operates more than 1,800 financial centers in 15 states and Washington, D.C. and is consistently recognized for outstanding client service by Greenwich Associates for small business and middle market banking. More information about BB&T and its full line of products and services is available at BBT.com.